Exhibit 10.2

DATED	February 26, 2010

CME Media Services Limited

- and -

David Sach

CONTRACT OF EMPLOYMENT

CONTRACT OF EMPLOYMENT AND STATEMENT OF PARTICULARS PURSUANT TO SECTION 1 OF THE EMPLOYMENT RIGHTS ACT 1996 (the “Contract”)

Name and Address of Employer:	CME Media Services Limited, Krizeneckeho nam. 1078/5, 15200 Prague 5 – Barrandov, Czech Republic (the “Company”)

Name and Address of Employee:	David Sach, residing at [address redacted].

Date this Contract takes effect:	February 26, 2010

1	COMMENCEMENT OF AND CONDITIONS TO EMPLOYMENT

1.1
Your employment with the Company shall commence on February 26, 2010, or such other date as agreed between you and the President and Chief Executive Officer of the CME Group, subject to compliance with clause 1.2 below (the “Commencement Date”). No previous period of employment shall count as continuous employment.

1.2
You shall establish to the Company’s satisfaction (through production of original documents reasonably requested by us) that you are entitled to live and work in the Czech Republic without any additional approvals. You will notify the Company immediately if you cease to be so entitled at any time during your employment with the Company.

1.3
You represent and warrant that you are not bound by or subject to any contract, court order, agreement, arrangement or undertaking which in any way restricts or prohibits you from entering into this Contract or performing your duties under it.

2	JOB TITLE AND DUTIES

2.1
Your job title is Chief Financial Officer, reporting directly to the President and Chief Executive Officer of the CME Group.  For purposes of this Contract, the “CME Group” shall mean Central European Media Enterprises Ltd. (“CME Ltd.”) and/or any Associated Company (as defined below).

2.1.1	You will perform such functions and undertake such responsibilities as are customarily associated with such a position as your main duties.

2.2	You shall use your best endeavours to promote and protect the interests of the CME Group and shall not do anything that is harmful to those interests.

2.3
You shall devote the whole of your working time (unless prevented by ill-health or accident or otherwise directed by the Company) to the duties of this Contract and you shall not be directly or indirectly interested or concerned in any manner in any other business (other than holding as a bona-fide personal investment equity in any company whose shares are listed on any recognised exchange or does not otherwise contravene clause 18) except with the Company’s prior written consent. If such consent is given, you must provide the Company with the number of hours worked for any other employer each month.

3	PLACE OF WORK

3.1
You will be based in the Company’s branch office in Prague, Czech Republic. However, it is agreed that your position will require that you spend extensive time travelling for the proper performance of your duties.

4	REMUNERATION

4.1
From the Commencement Date, your basic salary is EUR 450,000 per year, payable monthly in arrears by credit transfer into your bank account after all necessary deductions for relevant taxes and social security payments.  Your salary shall be payable in Czech koruna (CZK) based on the EUR-CZK exchange rate in effect on the Commencement Date in respect of the period through December 31, 2010 and on each January 1 in respect of each year thereafter. In the event the amount of salary you would have been entitled to receive in Czech korunas in any calendar year, following conversion of such amount using the average CZK-EUR exchange rate for such calendar year, is greater than the amount you did receive, the difference will be added to your salary payable in the first month of the following calendar year. In the event the amount of salary you would have been entitled to receive in Czech korunas in any calendar year, following conversion of such amount using the average CZK-EUR exchange rate for such calendar year, is less than the amount you did receive, the difference will be withheld from your basic salary payable in the first month of the following calendar year.

4.2	Your salary will be reviewed on an annual basis. The first review will take place on or about the first anniversary of your Commencement Date. Any increase is entirely at the Company’s discretion.

4.3
You shall be entitled to participate in the CME Management Compensation Policy in effect from time to time (the “Policy”). The amount, if any, of any bonus awarded pursuant to the Policy will accrue from the Commencement Date and shall be determined by the President and Chief Executive Officer of the CME Group, pursuant to the rules of the Policy. Any bonus awarded will be based on a figure representing 100% of your gross annual salary.

5	OTHER BENEFITS

5.1	You are entitled to membership of such insurance schemes (each referred to below as an “insurance scheme”) provided by the Company from time to time, including:

5.1.1	a medical and dental expenses insurance scheme providing such cover for you and your spouse/partner and any children under the age of eighteen (18) as the Company may from time to time notify to you;

5.1.2	a salary continuance on long-term disability insurance scheme providing such cover for you as the Company may from time to time notify to you; and

5.1.3	a life insurance scheme providing such cover for you as the Company may from time to time notify to you.

5.2
Benefits shall be subject to the terms of any applicable insurance policy and are conditional upon your complying with and satisfying any applicable requirements of the insurers or other benefits provider.  Copies of these rules and policies and particulars of the requirements shall be provided to you on request.  The Company shall not have any liability to pay any benefit to you under any insurance scheme unless it receives payment of the benefit from the insurer under the scheme.

5.3
Any insurance scheme which is provided for you is also subject to the Company’s right to alter the cover provided or any term of the scheme or to cease to provide (without replacement) the scheme at any time if in the reasonable opinion of the Company your state of health is or becomes such that the Company is unable to insure the benefits under the scheme at the normal premiums applicable.

5.4
The provision of any insurance scheme or any benefits hereunder does not in any way prevent the Company from lawfully terminating this Contract in accordance with the provisions in clause 9 even if to do so would deprive you of membership of or cover under any such scheme or benefit.

5.5
For a period of three years from the Commencement Date, provided you continue to be employed by the Company throughout such period, the Company shall pay you a monthly rental allowance of the Czech koruna equivalent of EUR 4,705.88 to be payable in monthly instalments at the same time and by the same method as your salary is paid (the “Monthly Allowance”).  Such payment is subject to the same foreign exchange adjustment calculation as set out in clause 4.1 above.

5.6
The Company agrees to use reasonable efforts to cause CME Ltd. to grant you 125,000 options to purchase shares of Class A Common Stock of CME Ltd. on or about the Commencement Date in accordance with CME Ltd.’s Amended and Restated Stock Incentive Plan (the “Plan”).  The exercise price for such options shall be the closing price of the shares of Class A Common Stock of CME Ltd. on the NASDAQ Stock Market on the date of grant. Such grant of options shall vest in four equal instalments over a period of four years and shall otherwise be subject to the Plan.

5.7	The Company will use commercially reasonable efforts to ensure that you are qualified as an officer under any directors’ and officers’ liability insurance policy taken out by the CME group.

6	EXPENSES

The Company shall reimburse you for all reasonable expenses incurred by you in the proper performance of your duties under this Contract on production of appropriate receipts in accordance with the CME Group Expense Policy.

7	HOURS OF WORK

Your normal working hours are 40 hours per week Monday to Friday together with such additional hours as may be necessary for the proper performance of your duties. This may include working in the evenings, outside normal office hours, at weekends or on public holidays.  No additional pay or time off will be permitted.

8	HOLIDAYS

8.1	You are entitled to 25 days’ holiday per annum (in addition to public holidays).

8.2	Your entitlement to holiday accrues pro rata on an annual basis as calculated from 1 April until 31 March (inclusive) each year (the “Holiday Year”).

8.3	On termination, you will be paid only for accrued vacation in the relevant Holiday Year and not for vacation carried over from the previous year.

8.4
The Company may refuse to allow you to take holiday in circumstances where it would be inconvenient to the business of the Company. If, in exceptional circumstances, the Company is forced to cancel holiday previously booked by you, all reasonable and properly documented accommodation, reservation and travel expenses incurred by you in connection therewith up to the date of cancellation that are not otherwise refundable will be reimbursed by the Company.

9	TERMINATION

9.1	You may terminate this Contract at any time on giving the Company twelve months’ notice in writing. The Company is required to give you twelve months’ notice in writing.

9.2
In the event you give notice of termination pursuant to this clause 9, the Company may elect to provide you with payment in lieu of notice. This payment will be comprised solely of your basic salary (at the rate payable when this option is exercised) in respect of the portion of the notice period remaining at the time the Company exercises this option and any earned but unpaid bonus awarded in accordance with clause 4.2 hereof. All payments made pursuant to this clause 9.2 shall be subject to deductions for income tax and social security contributions as appropriate. You will not, under any circumstances, have any right to payment in lieu of notice unless the Company has exercised its option to pay in lieu of notice.

9.3
If the Company gives notice of termination (other than Termination for Cause (as defined below)), the Contract will terminate with immediate effect and the Company will make a payment in lieu of notice.  In the event of any such termination without cause by the Company,  payment will be comprised of your basic salary (at the rate payable when this option is exercised), target bonus, Monthly Allowance and holiday in respect of the notice period, together with any accrued bonus as of the notice date and any earned but unpaid bonus awarded in accordance with clause 4.2 hereof. In addition, you shall be entitled to medical and dental insurance as provided in clause 5.1.1 for a period of twelve months following the date on which this Contract is terminated pursuant to this clause 9.3. All payments made pursuant to this clause 9.3 shall be subject to deductions for income tax and social security contributions as appropriate.  At the election of the Company, such payments will be made at the times the Company would have made payments to you had notice not been given.

9.4
The Company may terminate this Contract due to Termination for Cause without notice, payment in lieu of notice or any other payment whatsoever. “Termination for Cause” means  your (i) conviction of a felony or entering a plea of nolo contendere (or its equivalent) with respect to a charged felony; (ii) gross negligence, recklessness, dishonesty, fraud, wilful malfeasance or wilful misconduct in the performance of your duties under this Contract; (iii) wilful misrepresentation to the shareholders or directors of CME Ltd. that is injurious to CME Ltd.; (iv) wilful failure without reasonable justification to comply with a reasonable written instruction or resolution of the Board of Directors of CME Ltd.; or (v) a material breach of your duties or obligations under this Contract. The Company may, in its reasonable judgment, suspend you on full pay during any investigation that the Company may undertake into any fact or circumstance which could lead to your Termination for Cause. Notwithstanding the foregoing, a termination shall not be treated as Termination for Cause unless the Company has delivered a written notice to you stating that it intends to terminate your employment due to Termination for Cause and specifying the basis for such termination.

9.5
On (i) the date of termination of this Contract pursuant to clause 9.3, or (ii) the effective date of a Change of Control (as defined in Annex 1 hereto), all options and restricted stock units granted to you pursuant to the Plan shall become automatically exercisable for a period of twelve months from such date, after which they shall expire.

9.6
Upon the termination by whatever means of this Contract you shall immediately return to the Company all documents, computer media and hardware, credit cards, mobile phones and communication devices, keys and all other property belonging to or relating to the business of the Company which is in your possession or under your power or control and you must not retain copies of any of the above.

10	SUSPENSION

10.1	The Company may suspend you from your duties on full pay to allow the Company to investigate any bona-fide complaint made against you in relation to your employment with the Company.

10.2
Provided you continue to enjoy your full contractual benefits and receive your pay in accordance with this Contract, the Company may in its absolute discretion do all or any of the following during the notice period or any part of the notice period, after you or the Company have given notice of termination to the other, without breaching this Contract or incurring any liability or giving rise to any claim against it:

10.2.1	exclude you from the premises of any company of the CME Group;

10.2.2	require you to carry out only specified duties (consistent with your status, role and experience) or to carry out no duties;

10.2.3	announce to any of its employees, suppliers, customers and business partners that you have been given notice of termination or have resigned (as the case may be);

10.2.4
prohibit you from communicating in any way with any or all of the suppliers, customers, business partners, employees, agents or representatives of the CME Group until your employment has terminated except to the extent that you are authorised by the General Counsel of CME Ltd. in writing; and

10.2.5	require you to comply with any other reasonable conditions imposed by the Company.

10.3	You will continue to be bound by all obligations owed to the Company under this Contract until termination of this Contract in accordance with clause 9 or such later date as provided herein.

11	CONFIDENTIAL INFORMATION

11.1
You agree during and after the termination of your employment not to use or disclose to any person (and shall use your best endeavours to prevent the use, publication or disclosure of ) any confidential information:

11.1.1	concerning the business of the CME Group and which comes to your knowledge during the course of or in connection with your employment or your holding office with the Company; or

11.1.2
concerning the business of any client or person having dealings with the CME Group and which is obtained directly or indirectly in circumstances where the CME Group is subject to a duty of confidentiality.

11.2
For the purposes of clause 11.1.1 above, information of a confidential or secret nature includes but is not limited to information disclosed to you or known, learned, created or observed by you as a consequence of or through your employment with the Company, not generally known in the relevant trade or industry about the Company or any member of the CME Group’s business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, programming and plans for programming, finances, accounting, methods, processes, business plans (including prospective or pending licence applications or investments in licence holders or applicants), client or supplier lists and records, potential client or supplier lists, and client or supplier billing.

11.3	This clause shall not apply to information which is:

11.3.1	used or disclosed in the proper performance of your duties or with the consent of the Company;

11.3.2	ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law or pursuant to the rules of any applicable stock exchange; or

11.3.3	in or comes into the public domain (otherwise than due to a default by you).

12	INTELLECTUAL PROPERTY

12.1	You shall assign with full title your entire interest in any Intellectual Property Right (as defined below) to the Company to hold as absolute owner.

12.2
You shall communicate to the Company full particulars of any Intellectual Property Right in any work or thing created by you and you shall not use, license, assign, purport to license or assign or disclose to any person or exploit any Intellectual Property Right without the prior written consent of the Company.

12.3
In addition to and without derogation of the covenants imposed by the Law of Property (Miscellaneous Provisions) Act 1994, you shall prepare and execute such instruments and do such other acts and things as may be necessary or desirable (at the request and expense of the Company) to enable the Company (or its nominee) to obtain protection of any Intellectual Property Right vested in the Company in such parts of the world as may be specified by the Company (or its nominee) and to enable the Company to exploit any Intellectual Property Right vested in it to its best advantage.

12.4
You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to sign, execute or do any instrument or thing and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause and a certificate in writing signed by any director or the secretary of the Company that any instrument or act relating to such Intellectual Property Right falls within the authority conferred by this clause shall be conclusive evidence that such is the case in favour of any third party.

12.5
You hereby waive all of your moral rights (as defined in the Copyright, Designs and Patents Act 1988) in respect of any act by the Company and any act of a third party done with the Company’s authority in relation to any Intellectual Property Right which is or becomes the property of the Company.

12.6
“Intellectual Property Right” means a copyright, know-how, trade secret and any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) which:

12.6.1	relates to the business or any product or service of the Company; and

12.6.2	is invented, developed, created or acquired by you (whether alone or jointly with any other person) during the period of your employment with the Company;

and for these purposes and for the purposes of the other provisions of this clause 12, references to the Company shall be deemed to include references to any Associated Company (as defined in clause 18.10 below).

13	INDEMNITY

13.1
The Company will indemnify you and pay on your behalf all Expenses (as defined below) incurred by you in any Proceeding (as defined below), whether the Proceeding which gave rise to the right of indemnification pursuant to this Contract occurred prior to or after the date of this Contract provided that you shall promptly notify the Company of such Proceeding and the Company shall be entitled to participate in such Proceeding and, to the extent that it wishes, jointly with you, assume the defence thereof with counsel of its choice.  This indemnification shall not apply if it is determined by a court of competent jurisdiction in a Proceeding that any losses, claims, damages or liabilities arose primarily out of your gross negligence, wilful misconduct or bad faith.

13.2
The term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought in the name of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, including, but not limited to, actions, suits or proceedings brought under or predicated upon any securities laws, in which you may be or may have been involved as a party or otherwise, and any threatened, pending or completed action, suit or proceeding or any inquiry or investigation that you in good faith believe might lead to the institution of any such action, suit or proceeding or any such inquiry or investigation, in each case by reason of the fact that you are or were serving at the request of the Company as a director, officer or manager of any other Associated Company, whether or not you are serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Contract.

13.3
The term "Expenses” shall include, without limitation thereto, expenses (including, without limitation, attorneys fees and expenses) of investigations, judicial or administrative proceedings or appeals, damages, judgments, fines, penalties or amounts paid in settlement by or on behalf of you and any expenses of establishing a right to indemnification under this Contract.

13.4
The Expenses incurred by you in any Proceeding shall be paid by the Company as incurred and in advance of the final disposition of the Proceeding at your written request.  You hereby agree and undertake to repay such amounts if it shall ultimately be decided in a Proceeding that you are not entitled to be indemnified by the Company pursuant to this Contract or otherwise.

13.5
The indemnification and advancement of Expenses provided by this Contract shall not be deemed exclusive of any other rights to which you may be entitled under the Company’s Articles of Association or the constituent documents of any other Associated Company for which you are serving as a director, officer or manager at the request of the Company, the laws under which the Company was formed, or otherwise, and may be exercised in any order you elect and prior to, concurrently with or following the exercise of any other such rights to which you may be entitled, including pursuant to directors’ and officers’ insurance maintained by the Company, both as to action in official capacity and as to action in another capacity while holding such office, and the exercise of such rights shall not be deemed a waiver of any of the provisions of this Contract.  To the extent that a change in law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded under this Contract, it is the intent of the parties hereto that you shall enjoy by this Contract the greater benefit so afforded by such change.  The provisions of this clause shall survive the expiration or termination, for any reason, of this Contract and shall be separately enforceable.

14	COLLECTIVE AGREEMENTS/WORKFORCE AGREEMENTS

There are no collective agreements or workforce agreements applicable to you or which affect your terms of employment.

15	DATA PROTECTION

15.1
You acknowledge that the Company will hold personal data relating to you.  Such data will include your employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive data relating to your health and data held for equal opportunities purposes).  The Company will hold such personal data for personnel administration and management purposes and to comply with its obligations regarding the retention of your records.  Your right of access to such data is as prescribed by law.

15.2
By signing this Contract, you agree that the Company may process personal data relating to you for personnel administration and management purposes and may, when necessary for those purposes, make such data available to its advisors, to third parties providing products and/or services to the Company and as required by law.

16	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce the provisions of this Contract pursuant to the Contracts (Rights of Third Parties) Act 1999.

17	MONITORING OF COMPUTER SYSTEMS

17.1	The Company will monitor messages sent and received via the email and voicemail system to ensure that employees are complying with the Company’s Information Technology policy.

17.2
The Company reserves the right to retrieve the contents of messages for the purpose of monitoring whether the use of the email system is in accordance with the Company’s best practice, whether use of the computer system is legitimate, to find lost messages or to retrieve messages lost due to computer failure, to assist in the investigations of wrongful acts or to comply with any legal obligation.

17.3
You should be aware that no email or voicemail sent or received through the Company’s system is private.  The Company reserves and intends to exercise its right to review, audit, intercept, access and disclose on a random basis all messages created from it or sent over its computer system for any purpose.  The contents of email or voicemail so obtained by the Company in the proper exercise of these powers may be disclosed without your permission.  You should be aware that the emails or voicemails or any document created on the Company’s computer system, however confidential or damaging, may have to be disclosed in court or other proceedings.  An email which has been trashed or deleted can still be retrieved.

17.4
The Company further reserves and intends to exercise its right to monitor all use of the internet through its information technology systems, to the extent authorised by law.  By your signature to this Contract, you consent to any such monitoring.

18	POST-EMPLOYMENT RESTRICTIONS

18.1	For the duration of your employment with the Company and for a period of twelve (12) months after the termination thereof for any cause, you shall not:

18.2
either on your own account or on behalf of any other person, firm or company, directly or indirectly, carry on or be engaged, concerned or interested in any business the same as that of the CME Group or which is competitive with any business in which the CME Group is engaged (including, without limitation, securing broadcasting licenses, operating television stations and other broadcasting, the production of programming and other content, other programming services or distribution services) and with which you were actively involved at any time in the twelve months preceding the termination of your employment within the territories in which the CME Group operates or is considering to operate (the “Territory”);

18.3
seek to do business and/or do business, perform any services or supply any goods or seek to do so, in competition with any company of the CME Group with any person, firm or company who at any time during the twelve months preceding the termination of your employment was a client, customer or supplier of any company of the CME Group and with whom during that period you or another person on your behalf had contact or dealings in the ordinary course of business or were aware of in the course of your employment;

18.4
interfere or seek to interfere or take such steps as may or are calculated to interfere with the continuance of supplies (whether services or goods) or any rights of purchase, sale, import, distribution or agency enjoyed by or supplied to any company of the CME Group, or the terms on which they are so supplied or enjoyed, from any person, firm or company supplying or offering rights to any company of the CME Group at any time during the period of twelve months prior to such termination;

18.5
solicit, entice or procure or endeavour to solicit, entice or procure any employee of the CME Group to breach his contract of employment or any person to breach his contract for services with the Company or any Associated Company;

18.6
in relation to a business the same as or competitive with the CME Group in the Territory, solicit, employ, engage or offer or cause to be employed or engaged, whether directly or indirectly, any employee, director or consultant of any company of the CME Group engaged or employed at the date of termination of your employment or at any time during the twelve months preceding such termination who has knowledge of confidential aspects of the business of the CME Group, and with whom, at any time during the period of twelve months prior to such termination, you had material dealings and/or

18.7	you shall not at any time falsely represent yourself as being connected with or interested in the Company or any Associated Company or in the business of the CME Group.

18.8
Each of the restrictions in this clause shall be enforceable independently of each other and its validity shall not be affected if any of the others is invalid.  If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

18.9	The restrictions set forth in this clause 18 shall not apply if the Company is in breach of this Contract.

18.10
For the purposes of this Contract, “Associated Company” shall mean a subsidiary (as defined by the Companies Act 1985 as amended) and any other company which is for the time being a holding company (as defined by the Companies Act 1985 as amended) of the Company or another subsidiary of such holding company.

19	GENERAL

19.1	You hereby authorise the Company to deduct from any salary payable to you any sums owing by you to the Company.

19.2
This Contract shall be governed by and construed in accordance with English law. The parties agree to submit to the non-exclusive jurisdiction of the English courts in respect of any dispute hereunder.

The Company and David Sach agree to the terms set out above.

Signed as a Deed by CME Media Services Limited acting by:

Daniel Penn, Director	/s/ Daniel Penn

Dave Sturgeon, Director	/s/ Dave Sturgeon

Signed as a Deed by David Sach	/s/ David Sach

in the presence of:

Witness signature:	/s/ Omega Minus

Name:

Address:

Occupation:	Sanctuary Business Center

ANNEX 1

CHANGE OF CONTROL

In this Contract, the following terms shall bear the following meanings:

“Change of Control” means the occurrence of any of the following events:

(i)
any “person” or “group” of related persons (as defined in Section 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended), other than one or more Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of securities representing more than 50% of the combined voting power of the then outstanding securities of CME Ltd. entitled to vote generally in the election of directors;

(ii)	the date on which the majority of the members of the Board of Directors of CME Ltd. are not Incumbent Directors;

(iii)
a reorganization, merger, amalgamation or consolidation involving CME Ltd., unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of CME Ltd. or the company resulting from  such transaction (or the parent of such company) are held subsequent to such transaction by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of CME Ltd. immediately prior to such transaction; or

(iv)	the sale, transfer or other disposition of all or substantially all of the assets of CME Ltd.

"Incumbent Directors" means (a) directors  who constitute the Board of Directors of CME Ltd. as of the Commencement Date or (b) directors who are elected, or nominated for election, to the Board of Directors of CME Ltd. by an affirmative vote of the majority of (i) the directors in clause (a) and (ii) directors previously elected or nominated for election pursuant to this clause (b)  (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board of Directors CME Ltd.).

“Permitted Holders” means (a) RSL Investments Corporation, RAJ Family Partners, L.P.  and each beneficial owner of the shares of Class B Common Stock of CME Ltd. held by RSL Investments Corporation and RAJ Family Partners L.P.; (b) family members of any beneficial owner described in clause (a) above; (c) trusts, the only beneficiaries of which are persons or entities described in clauses (a) and (b) above; (d) the partners, shareholders or members of any entity described in clause (a) above that is a partnership, corporation or limited liability company; and (e) partnerships, corporations, or limited liability companies which are controlled by or under common control with the persons or entities described in clauses (a) or (b) above.